UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Allin Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Allin Corporation

381 Mansfield Avenue

Suite 400

Pittsburgh, Pennsylvania 15220-2751

Notice of Annual Meeting of Stockholders

To be held June 9, 2005

Dear Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders of Allin Corporation (the “Company”) that will be held on Thursday, June 9, 2005 at 1:00 p.m. EDT, at the Company’s headquarters at 381 Mansfield Avenue, Suite 400, Pittsburgh, Pennsylvania 15220-2751, for the following purposes, as set forth in the accompanying proxy statement:

1.	To elect six directors.

2.	To consider and vote on a proposal to amend the Company’s Certificate of Incorporation to permit the holders of a majority of the outstanding shares of each series of the Company’s preferred stock to waive their rights and preferences with respect to such series of preferred stock and in connection therewith to restate the Company’s certificate of incorporation.

3.	To consider and vote on a proposal to ratify the appointment of Malin, Bergquist & Company, LLP as independent public accountants for the Company for the year ending December 31, 2005.

4.	To transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

The Board of Directors has established the close of business on April 14, 2005, as the record date for the determination of stockholders entitled to receive notice of and to vote at the annual meeting and any adjournment or postponement thereof.

YOU ARE URGED TO REVIEW CAREFULLY THE ACCOMPANYING PROXY STATEMENT AND TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.

Your proxy may be revoked by you at any time before it has been voted. You are cordially invited to attend the annual meeting in person if it is convenient for you to do so.

By order of the Board of Directors,

Dean C. Praskach

Secretary

April     , 2005

Allin Corporation

Proxy Statement

General Information

This proxy statement is provided to the stockholders of Allin Corporation (the “Company”) in connection with the solicitation by the Board of Directors of the Company of proxies for use at the Annual Meeting of Stockholders of the Company to be held on Thursday, June 9, 2005, at 1:00 p.m., EDT, at the Company’s headquarters at 381 Mansfield Avenue, Suite 400, Pittsburgh, Pennsylvania 15220-2751, and any adjournments or postponements thereof. A form of proxy is enclosed for use at the annual meeting. Proxies properly executed and returned in a timely manner will be voted at the annual meeting in accordance with the directions specified therein. If no direction is indicated, they will be voted for the election of the nominees named herein as directors, for the amendment of the Company’s Certificate of Incorporation to permit the holders of a majority of the outstanding shares of each series of the Company’s preferred stock to waive their rights and preferences with respect thereto and, in connection therewith, the restatement of the Company’s certificate of incorporation, for the ratification of the appointment of Malin, Bergquist & Company, LLP as the Company’s independent public accountants and, on other matters presented for a vote, in accordance with the judgment of the persons acting under the proxies. The persons named as proxies were selected by the Board of Directors and are presently members of executive management of the Company.

The Company’s executive offices are located at 381 Mansfield Avenue, Suite 400, Pittsburgh, Pennsylvania 15220-2751, and its telephone number is (412) 928-8800. Proxy materials are first being mailed to stockholders beginning on or about April     , 2005.

Shares Outstanding, Voting Rights and Vote Required

Only stockholders of record at the close of business on April 14, 2005 are entitled to vote at the annual meeting. The only classes of voting stock of the Company outstanding and entitled to vote at the annual meeting are as follows: its common stock, par value $.01 per share, of which                  shares were outstanding as of the close of business on April 14, 2005, and its Series G Convertible Redeemable Preferred Stock, par value $.01 per share (“Series G Preferred Stock”), of which 150 shares were outstanding as of the close of business on April 14, 2005. The holders of Series G Preferred Stock are entitled to vote with the holders of common stock together as a single class on all matters submitted for a vote of the holders of common stock that do not require a separate class vote of the holders of common stock under the Company’s Certificate of Incorporation or applicable law. Each share of common stock issued and outstanding is entitled to one vote on matters properly submitted at the annual meeting. Each share of Series G Preferred Stock issued and outstanding is entitled to 5,295 votes on matters properly submitted at the annual meeting.

The presence, in person or by proxy, of the holders of shares of common stock and Series G Preferred Stock entitled to cast a majority of the votes on the matters to be presented at the annual meeting is necessary to constitute a quorum for the transaction of business at the annual meeting. Abstentions and properly executed broker non-votes are counted for purposes of determining the presence or absence of a quorum. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Abstentions are counted in tabulating votes cast on proposals presented to stockholders, whereas broker non-votes are not. Votes cast in person or by proxy at the annual meeting will be tabulated by the election inspector appointed for the meeting.

Directors will be elected by a plurality of the votes of the shares present or represented by proxy at the annual meeting and entitled to vote on the election of directors. That is, the six nominees receiving the greatest number of votes will be elected. If a quorum is present, abstentions and broker non-votes will have no effect on the voting for the election of directors.

The amendment and restatement of the Company’s Certificate of Incorporation requires the approval of a majority of the votes eligible to be cast at the annual meeting. If a quorum is present, broker non-votes and abstentions will have the effect of a negative vote on the proposal to amend and restate the Company’s Certificate of Incorporation. Each series of the Company’s outstanding preferred stock is also entitled to vote, as a separate class, on the amendment and restatement of the Company’s Certificate of Incorporation. The holders of a majority of the outstanding shares of each of the Series C Redeemable Preferred Stock, Series D Convertible Redeemable Preferred Stock, Series F Convertible Redeemable Preferred Stock and Series G Convertible Redeemable Preferred Stock have consented in writing to the proposed amendment and restatement of the Company’s Certificate of Incorporation.

Approval of the ratification of the appointment of independent public accountants for 2005 requires the affirmative vote of a majority of the votes cast in person or by proxy at the annual meeting. If a quorum is present, broker non-votes will have no effect on the voting for the ratification of the appointment of independent public accountants, but abstentions will have the effect of a negative vote.

Stockholders of record voting by proxy may revoke that proxy at any time before it is voted at the annual meeting by delivering written notice to the Secretary of the Company before the vote is taken at the annual meeting, by delivering a proxy bearing a later date before the vote is taken at the annual meeting or by attending the annual meeting in person and casting a ballot contrary to the previously granted proxy. Stockholders whose shares are held in “street name” by a broker and who have instructed the broker to vote the shares must follow the directions received from the broker as to how to change their vote. Stockholders whose shares are held in “street name” by a broker and who wish to vote in person at the annual meeting must first obtain a legal proxy from their broker.

The Board of Directors recommends voting FOR the election of all nominees named herein to the Board of Directors or for a substitute nominee if any of the nominees named herein becomes unable or unwilling to serve, FOR the proposal to amend and restate the Company’s Certificate of Incorporation and FOR the proposal to ratify the appointment of Malin, Bergquist & Company, LLP as the Company’s independent public accountants for 2005. Proxies properly executed and returned in a timely manner will be voted at the annual meeting in accordance with the directions specified therein. If no direction is indicated, they will be voted FOR the election of the director nominees named herein, FOR the proposal to amend and restate the Company’s Certificate of Incorporation, FOR the proposal to ratify the appointment of Malin, Bergquist & Company, LLP as the Company’s independent public accountants for 2005 and, on other matters presented for a vote, in accordance with the judgment of the person acting under the proxy.

Election of Directors

(Proposal 1)

The Board of Directors of the Company currently consists of six members, five of whom are independent non-employee directors. The Chairman, Chief Executive Officer and President of the Company is a member of the Board. All directors are elected for a one-year term and hold office until the next annual meeting of stockholders following election and until their successors are duly elected and qualified. All executive officers serve at the discretion of the Board and are elected by the Board each year.

The persons named below have been designated by the Board of Directors as nominees for election as directors, for terms expiring at the 2006 Annual Meeting of Stockholders. All nominees currently serve as directors of the Company. Ages are given as of March 31, 2005.

Richard W. Talarico, age 49, became Chairman of the Board and Chief Executive Officer of the Company in July 1996 and was appointed President of the Company in May 2002. He has also served as a director of Allin Interactive Corporation, a subsidiary of the Company (“Allin Interactive”), since October 1994 and as Chairman of the Board and Chief Executive Officer of Allin Interactive since June 1996. Mr. Talarico has served as an officer and director of the Company’s other subsidiaries since their inception or acquisition by the Company. Mr. Talarico is a partner in The Hawthorne Group (“THG”), where he has been involved in numerous business ventures and has served in various financial and operating capacities since 1986. THG is a private investment and management partnership which invests through affiliates primarily in media and communications companies. Mr. Talarico is an officer of The Hawthorne Group, Inc. (“Hawthorne”), where he has served in various financial and operating capacities since 1991. Hawthorne provides management and administrative services to the business ventures in which THG invests.

Brian K. Blair, age 42, became a director of the Company in July 1996. Mr. Blair also served as Chief Operating Officer and Secretary of the Company from July 1996 until February 1998. Mr. Blair has served as a director of Allin Interactive since October 1994 and as a director of the Company’s other subsidiaries since their inception or acquisition by the Company. Mr. Blair also served as Vice President of Administration and Operations of Allin Interactive from October 1994 until June 1996 and as its President from June 1996 until February 1998. Mr. Blair currently serves as a director and President of Digital Media Corp., a video production and satellite communications company. Mr. Blair also currently is a director of Com-Tek Printing and Graphics, Inc., a commercial printing company. From 1999 to 2002, Mr. Blair served as Chief Executive Officer and a director of Novair Media Corp., a niche market television media company.

Anthony L. Bucci, age 56, became a director of the Company in August 1998. Mr. Bucci is Chairman and Chief Executive Officer of MARC USA, Pennsylvania’s largest full-service marketing communications company. Mr. Bucci has served MARC USA in various capacities since 1970, including as President from September 1988 to February 1997, as Chief Executive Officer since March 1992 and as Chairman since February 1997. Mr. Bucci has supervised advertising and marketing for a range of clients in diverse industries, including specialty retailing, financial services, automotive, fashion, fast food, home centers, general merchandise and amusement parks.

William C. Kavan, age 54, became a director of the Company in July 1996 and has served as a director of Allin Interactive since October 1994. Mr. Kavan has also served as a director of certain of the Company’s other subsidiaries since their inception or acquisition by the Company. From 1984 to 1999, Mr. Kavan served as president of Berkely-Arm, Inc. (“Berkely”), the largest provider of revenue-generating passenger insurance programs for the cruise industry. Berkely has served various cruise line clients, including Carnival, Royal Caribbean, Princess and Norwegian. Mr. Kavan currently serves as a director of ten privately held businesses in diverse industries including restaurants, cleaning, digital photography, consumer products and insurance.

James S. Kelly, age 54, became a director of the Company in August 1998. Mr. Kelly founded KCS Computer Services, Inc. (“KCS”), now Allin Consulting of Pennsylvania, Inc., a subsidiary of the Company, in 1985 and served as its President and Chief Executive Officer prior to its acquisition by the Company in August 1998. Following the acquisition of KCS, the Company appointed Mr. Kelly as a director of the Company. Mr. Kelly was responsible for setting strategic direction for KCS, oversight of all KCS operations and direction of its finance and administration function. Mr. Kelly has been involved in the information technology field for over 25 years.

Anthony C. Vickers, age 55, became a Director of the Company in November 1999. Mr. Vickers founded IT Services Development (“ITSD”) in 1998 and has served as principal of ITSD since its inception. ITSD is a management consulting firm that assists clients with projects ranging from strategic planning to acquisitions and customer satisfaction surveys. Mr. Vickers also currently serves as a director of Cotelligent, Inc. (since January 2004), a public company, and as a member of advisory boards for several entities, including the University of Southern California Integrated Media Systems Center (since November 1998), Blue Crane, Inc. (since November 2001) and MAKE Corp. (since January 2002). Mr. Vickers founded Computer People, a public information technology services organization, in 1972 and served as its Chief Executive Officer and President until November 1995 and as a director until March 1998. Mr. Vickers served as a director of PC Tutor Corporation, which provided computer training services to small and medium-sized businesses from 1998 to 2000.

Mr. Vickers also served as a director of Computer Technology Associates, a provider of information technology services and E-government solutions to the federal and state governments, from January to October 2000, and as a member of the advisory board of Greenbrier & Russel, which specializes in E-business enabling, from August 1999 to August 2003.

There are no family relationships among the Company’s directors and executive officers. All directors hold office until the next annual meeting of stockholders and until their successors have been elected and qualified. Officers serve at the discretion of the Board of Directors.

The Board of Directors Recommends a Vote FOR

The Election of the Above Named Nominees

If you do not wish your shares to be voted for particular nominees, you may so indicate on the proxy. If, for any reason, any of the nominees shall become unavailable for election, the individuals named in the enclosed proxy may exercise their discretion to vote for any substitutes proposed by the Board of Directors, unless the Board of Directors should decide to reduce the number of directors to be elected at the annual meeting. At this time, the Board of Directors knows of no reason why any nominee might be unavailable to serve.

Meetings and Committees of the Board of Directors

The business affairs of the Company are managed under the direction of the Board of Directors. During 2004, the Company’s Board of Directors held four meetings and took action by unanimous written consent in lieu of meetings ten times. In 2004, no incumbent director attended fewer than 75% of the total number of Board meetings and meetings of committees upon which he served during the period for which he served as a director.

The Board of Directors has established two committees, the Audit Committee and the Compensation Committee. The Board has no standing nominating committee.

The Audit Committee, established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), has sole authority to appoint or replace the Company’s independent auditor. The Audit Committee is directly responsible for the compensation and oversight of work of the independent auditor, including resolution of disagreements between management and the independent auditor regarding financial reporting, for the purpose of preparing or issuing an audit report or related work. The independent auditor reports directly to the Audit Committee. The Audit Committee has adopted a written charter which was amended as of February 5, 2004 and was filed as an exhibit to the Company’s proxy statement for its 2004 Annual Meeting of Stockholders. The Audit Committee is currently composed of two independent non-employee directors, James S. Kelly and Brian K. Blair. The Audit Committee met independently five times during 2004.

The Compensation Committee reviews and makes recommendations to the Board of Directors concerning the compensation and benefit policies and practices of the Company. The Compensation Committee is currently composed of two independent non-employee directors, Anthony L. Bucci and William C. Kavan. The Compensation Committee met and conferred with the other independent non-employee directors four times during 2004.

Nomination of Directors

The Company has no standing nominating committee or written policies, procedures or charter governing the nomination of director candidates except as set forth in the Company’s Bylaws and as discussed below. The Board of Directors believes that it does not need a separate nominating committee because the full Board is relatively small, has experienced limited turnover and has the time to perform the functions of selecting Board nominees. Each member of the Board of Directors participates in the consideration of director nominees. The Board of Directors consists of six members all of whom are “independent” as defined under applicable rules of the Securities and Exchange Commission (the “SEC”) and Nasdaq rules, except for Mr. Talarico who also serves as the Company’s Chief Executive Officer and President.

The Board of Directors identifies nominees for director by seeking suggestions as to potential candidates from the current directors. The Chairman of the Board presents any candidate suggested by a director or a stockholder for formal consideration and evaluation by the Board. The Board of Directors evaluates each nominee on a case-by-case basis and takes into account all factors it considers appropriate, including the independence, experience and judgment of the nominee. The Board of Directors believes the members of the Board should have the following attributes: business judgment, management experience, accounting and financial acumen, industry and technology knowledge, leadership ability, strategic vision and willingness to devote sufficient time to attend meetings and participate effectively on the Board of Directors.

The Board of Directors will consider stockholders’ recommendations for nominees for election to the Board of Directors. Generally such nominations must be submitted in writing to the Secretary of the Company at the Company’s principal offices located 381 Mansfield Avenue, Suite 400, Pittsburgh, Pennsylvania 15220-2751 at least 90 days before the anniversary date of the immediately preceding annual meeting. For the 2006 Annual Meeting of the Stockholders, this means that a stockholder would have to submit his or her recommendation for nominees by March 13, 2006. The notice must provide information as required by the Company’s Bylaws, including but not limited to, a brief biographical sketch of the nominee, evidence of the nominee’s willingness to serve if elected, and evidence of the nominating person’s ownership of common stock of the Company. A copy of the Company’s Bylaw requirements will be provided upon request in writing to the Secretary at the principal offices of the Company. The deadline for submitting stockholder recommendations for nominees does not affect the deadline for submitting stockholder proposals for inclusion in the proxy statement, nor does it apply to questions a stockholder may wish to ask at the meeting.

To date, the Company has not engaged any professional consultants or search firm to assist in the process of identifying and evaluating potential nominees for the position of director of the Company. Accordingly, no fees have been paid to any consultants or search firms in the past year.

Stockholder Communications with the Board of Directors

The Company does not have a formal policy by which stockholders may communicate directly with directors. The Audit Committee of the Board of Directors has considered, but has taken no action with respect to, the adoption of a formal “whistleblower” policy to establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, or auditing matters and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters. If the Audit Committee adopts such a policy in the future, the Board of Directors expects that all stockholders of the Company will be able to use the same procedures set forth in such a policy to communicate directly with the directors serving on the Audit Committee.

Until such time as the Board of Directors adopts a formal policy, any stockholder who wishes to send communications to the Board of Directors should deliver communications clearly identified as such to the attention of the Secretary of the Company at the principal executive offices of the Company located 381 Mansfield Avenue, Suite 400, Pittsburgh, Pennsylvania 15220-2751. Currently, the Secretary does not screen this correspondence to determine which communications will be relayed to the Board members, but a majority of the independent directors may change this policy if they believe a change is necessary due to the nature and/or volume of the correspondence.

Director Attendance at Company Annual Meetings

It is the Company’s expectation that all members of the Board of Directors attend the Annual Meeting of Stockholders. All members of the Company’s Board of Directors were present at the Company’s 2004 Annual Meeting of Stockholders.

Report of the Audit Committee of the Board of Directors

The Audit Committee is currently composed of two non-employee directors, James S. Kelly (Chairman) and Brian K. Blair. The Board of Directors has determined that each of Messrs. Kelly and Blair is “independent” as set forth in Nasdaq Marketplace Rule 4200(a)(15) and applicable rules of the SEC. In addition, the Board of Directors has determined that Mr. Kelly is an “audit committee financial expert,” as defined by SEC and Nasdaq rules. Because Mr. Kelly owned 22.4% of the outstanding common stock of the Company at the time of the Board’s independence determination, he did not fall within the safe harbor position set forth under Rule 10A-3(e)(1)(ii)(A) promulgated by the SEC under the Exchange Act. This safe harbor position provides that a person holding 10% or less of a class of voting equity securities of an issuer will not be deemed to be an affiliate of such issuer but does not create a presumption that a person exceeding such ownership percentage is an affiliate. Under SEC rules, an audit committee member who is an affiliate of the issuer (other than through service as a director) cannot be deemed to be independent.

The Audit Committee of the Board of Directors assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” The Audit Committee discussed with Malin, Bergquist & Company, LLP, the Company’s auditors for the fiscal year ended December 31, 2004, any relationships that may impact their objectivity and independence and satisfied itself as to the auditors’ independence. The Audit Committee also discussed with management and the independent auditors the quality and adequacy of the Company’s internal controls. The Audit Committee reviewed with the independent auditors their audit plans, audit scope and identification of audit risks. The Audit Committee also pre-approved all audit, audit-related and permitted non-audit services provided by Malin, Bergquist & Company, LLP to the Company and the related fees for such services, and concluded that such services are compatible with the auditors’ independence. Such non-audit services were limited to tax compliance services during 2004.

The Audit Committee discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communications with Audit Committees,” and discussed and reviewed the results of the independent auditors’ examination of the financial statements.

The Audit Committee reviewed and discussed the audited financial statements of the Company as of and for the fiscal year ended December 31, 2004 with management and the independent auditors. Management has primary responsibility for the preparation of the Company’s financial statements, and the independent auditors are responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles.

Based on the above-mentioned review and discussions with management and the independent auditors, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2004, for filing with the SEC. The Audit Committee has also selected Malin, Bergquist & Company, LLP as the independent auditors for the Company and its subsidiaries for the fiscal year ending December 31, 2005. The Board of Directors has concurred in that selection and has presented the matter to the stockholders of the Company for ratification.

Respectfully Submitted,

James S. Kelly, Chairman

Brian K. Blair

Executive Officers

Information concerning Mr. Talarico, the Company’s Chairman, Chief Executive Officer and President, is included above in the biographic summaries of the nominees for director. Information with regard to the remaining executive officer of the Company who is not also a director follows:

Dean C. Praskach, age 47, has held the positions of Chief Financial Officer of the Company since May 1999, Secretary of the Company since March 1998 and Treasurer and Vice President-Finance of the Company since July 1997. Mr. Praskach is the Company’s principal financial and accounting officer. Mr. Praskach also served the Company as Director of Financial Planning from November 1996 to July 1997. Mr. Praskach has held the positions of Vice President-Finance and Treasurer of all of the Company’s subsidiaries since July 1997 or upon acquisition, if later, and was named Secretary of all of the Company’s subsidiaries in March 1998 or upon acquisition, if later. Mr. Praskach has served as a director of Allin Holdings, Inc., a subsidiary of the Company, since 1997. Mr. Praskach served both the Company and THG in a consulting capacity from February 1995 until joining the Company. From September 1989 through July 1994, he was employed at First Westinghouse Capital Corporation in various positions, where he was involved in equity and mezzanine financing of leveraged acquisitions.

Executive Compensation

Summary Compensation Table

The following table sets forth information concerning 2002, 2003 and 2004 compensation of the Chief Executive Officer and President and the other executive officer of the Company (collectively the “Named Executives”).

Annual Compensation
Name and Principal Position	Year	Salary ($)		Bonus ($) (1)

Richard W. Talarico Chief Executive Officer and President	2004 2003 2002	$ $ $	175,000 175,000 175,000	$ $ $	20,000 80,000 50,000

Dean C. Praskach Chief Financial Officer, Treasurer, Vice President- Finance and Secretary	2004 2003 2002	$ $ $	145,000 145,000 145,000	$ $ $	10,000 40,000 50,000

(1)	Bonuses were earned in the year indicated, but paid in the subsequent year.

Employment Agreements

In February 2002, the Company entered into an amendment to an employment agreement with Mr. Talarico, which was effective as of January 1, 2001 and was subsequently amended in February 2004 such that the term of the agreement was extended through December 31, 2006. The employment agreement was further amended in December 2004. The annual salary as set forth in the employment agreement is $175,000, subject to permitted annual merit increases.

During the term of the employment agreement, Mr. Talarico is eligible to earn annual bonuses awarded at the discretion of the Compensation Committee and approved by the Board of Directors. The payment of any such annual bonus will be contingent upon the achievement of certain corporate and/or personal performance goals as determined by the Compensation Committee. The performance goals are approved by the Board of Directors and are designed to enhance stockholder value. To be eligible for a bonus for a particular year, Mr. Talarico must be employed by the Company on the last day of the calendar year for which the bonus is earned unless cessation of employment is due to death, disability (as defined in the agreement) or a change in control of the Company, or unless Mr. Talarico attained the performance goals for that year prior to year end. In the event of death or disability, a pro-rated portion of any bonus due will be awarded based on the performance of the Company annualized as of the date of cessation of employment. In December 2004, the Company and Mr. Talarico entered into an amendment to the employment agreement which deleted a provision of the agreement which would have entitled Mr. Talarico to a bonus in the event of a change in control of the Company, as defined in the employment agreement. The Board of Directors awarded a discretionary bonus of $20,000 to Mr. Talarico in respect of 2004 based on Company accomplishments in 2004. The bonus awarded for 2004 was paid in March 2005.

The employment agreement contains restrictive covenants prohibiting Mr. Talarico from competing with the Company or soliciting the Company’s employees or customers for another business during the term of the agreement and for a period of two years after termination or the end of the employment term.

The employment agreement provides that Mr. Talarico will be eligible to participate in the Company’s various stock plans. The employment agreement with Mr. Talarico does not, however, specify any minimum number of options to be awarded during the term of the agreement. Options granted to Mr. Talarico prior to February 13, 2001 vested on May 15, 2001. No options were awarded to Mr. Talarico in 2004 or subsequently.

The employment agreement provides that should Mr. Talarico’s employment by the Company be terminated without cause or in conjunction with or within one year after the occurrence of a change in control of the Company, Mr. Talarico will receive semi-monthly severance payments equal to the semi-monthly base salary payment which he was receiving immediately prior to such termination until the first anniversary of the date of termination. A change in control is defined in the employment agreement as a sale of all or substantially all of the Company’s assets, a merger in which the Company is not the surviving corporation or when a person or group, other than the stockholders of the Company as of January 1, 2001, owns or controls 40% or more of the outstanding common stock. In the event of termination of employment, whether voluntary or involuntary, in conjunction with or within one year after the occurrence of a change in control of the Company, Mr. Talarico will also have the right to convert each of his 260,000 vested options to purchase the Company’s stock granted prior to February 13, 2001 into the right to receive cash in an amount equal to the difference between the fair market value of the stock on the date the right is exercised and the exercise price of the option from which the right was converted. The rights may be exercised at any time prior to the final expiration date of Mr. Talarico’s options, notwithstanding the expiration of the options based on Mr. Talarico’s termination prior to such expiration date. In addition, Mr. Talarico’s options granted prior to February 13, 2001 will automatically convert into such rights immediately prior to the day such options would otherwise terminate based on termination of Mr. Talarico’s employment without cause or in connection with a change of control of the Company.

In June 2000, the Company entered into an employment agreement with Mr. Praskach, which was subsequently amended in February 2001 and December 2004. The term of the employment agreement commenced June 23, 2000 and pursuant to the terms of the 2004 amendment, will continue through June 23, 2010. Mr. Praskach’s current annual salary is $145,000. The employment agreement permits annual merit increases to salary. Mr. Praskach is also eligible to receive a discretionary bonus for any annual period subject to approval by the Board of Directors. A discretionary bonus of $10,000 in respect of 2004 was awarded to Mr. Praskach and was paid in March 2005.

The employment agreement contains restrictive covenants prohibiting Mr. Praskach from competing with the Company or soliciting the Company’s employees or customers for another business during the term of the agreement and for a period of eighteen months after termination or the end of the employment term.

Mr. Praskach is eligible to receive stock options as may be awarded from time to time and under terms similar to options awarded to other employees under the Company’s stock plans. The employment agreement with Mr. Praskach does not, however, specify any minimum number of options to be awarded during the term of the agreement. No options were awarded to Mr. Praskach in 2004 or subsequently. Options granted to date to Mr. Praskach will vest, except as noted below, at a rate of 20% of each award on each of the first five anniversary dates of any award. Pursuant to the February 2001 amendment to the employment agreement, options to acquire shares of common stock granted to Mr. Praskach under the Company’s stock plans prior to February 13, 2001 will, if not already vested, vest on the date of a change of control of the Company, defined as a sale of all or substantially all of the Company’s assets, a merger in which the Company is not the surviving corporation or when a person or group, other than the stockholders of the Company as of January 1, 2001, owns or controls 40% or more of the outstanding common stock.

The employment agreement also provides that Mr. Praskach will be entitled to receive for up to one year following termination of employment by the Company without cause, semi-monthly severance payments equal to the semi-monthly base salary payment which he was receiving immediately prior to such termination until the earlier of the first anniversary of the termination or the date on which Mr. Praskach obtains other full-time employment. In the event of termination of employment, whether voluntary or involuntary, in conjunction with or within one year after the occurrence of a change of control of the Company, Mr. Praskach will also have the right to convert each of his vested options to purchase the Company’s stock granted prior to February 13, 2001 into the right to receive cash in an amount equal to the difference between the fair market value of the stock on the date the right is exercised and the exercise price of the option from which the right was converted. The rights may be exercised at any time prior to the final expiration date of Mr. Praskach’s options, notwithstanding the expiration of the options based on Mr. Praskach’s termination prior to such expiration date. In addition, Mr. Praskach’s options granted prior to February 13, 2001 will automatically convert into such rights immediately prior to the day such options would otherwise terminate based on termination of Mr. Praskach’s employment in connection with a change of control of the Company. The December 2004 amendment to the employment agreement deleted a provision of the agreement which would have entitled Mr. Praskach to a bonus in the event of a change of control of the Company.

The Company is currently reviewing the employment agreements with Messrs. Talarico and Praskach to determine whether amendments may be required to ensure compliance with new federal legislation under The American Jobs Creation Act, which was enacted in October 2004. This legislation includes major changes in the federal tax laws applicable to nonqualified deferred compensation plans that may impact several of the Company’s executive compensation plans. The Internal Revenue Service is expected to issue regulatory guidance on this legislation shortly.

Stock Plans

In October 1996, the Board of Directors adopted the 1996 Stock Plan, and in April 1997, the Board of Directors adopted the 1997 Stock Plan, which was approved by the Company’s stockholders in May 1997. The Board of Directors subsequently approved reissuance of forfeited or expired option grants and restricted shares under the 1996 and 1997 Plans. In September 1998, the Board of Directors adopted the 1998 Stock Plan, which was approved by the Company’s stockholders in December 1998. The Board of Directors subsequently approved reissuance of forfeited or expired option grants and restricted shares under the 1998 Stock Plan, if any. In February 2000, the Board of Directors adopted the 2000 Stock Plan, which was approved by the Company’s stockholders in May 2000. The Board of Directors subsequently approved reissuance of forfeited or expired option grants and restricted shares under the 2000 Stock Plan, if any. All of the Plans provide for awards of stock options, stock appreciation rights, restricted shares and restricted units to officers and other employees of the Company and its subsidiaries and to consultants and advisors (including non-employee directors) of the Company and its subsidiaries. The Plans are administered by the Board of Directors which has broad discretion to determine the individuals entitled to participate in the Plans and to prescribe conditions for eligibility such as the completion of a period of employment with the Company following an award. The Compensation Committee is responsible for making recommendations to the Board of Directors concerning executive compensation, including the award of stock options.

The number of shares originally designated for award under the Company’s 1996, 1997, 1998 and 2000 Stock Plans are 266,000, 300,000, 375,000 and 295,000, respectively. As of December 31, 2004, 18,501 shares of the Company’s common stock, which were originally issued as restricted shares under the 1996 Stock Plan, and 195,722, 237,406, 362,800 and 191,000 options to purchase common shares under the 1996, 1997, 1998 and 2000 Stock Plans, respectively, were outstanding. In December 2004, the Company reserved a total of 39,444 and 11,112 shares under the 1996 and 1997 Stock Plans, respectively, for future contingent grants of stock options to certain employees associated with the management of Allin Consulting of Pennsylvania, Inc.’s operations, if certain financial objectives are realized from Allin Consulting of Pennsylvania, Inc.’s 2005 operations. As of December 31, 2004, 12,333, 51,482, 12,200 and 104,000 shares remained available for future grants under the 1996, 1997, 1998 and 2000 Stock Plans, respectively.

Option and Stock Appreciation Right Grants in Last Fiscal Year

During 2004, there were no grants of stock options or stock appreciation rights to the Named Executives.

Fiscal Year End Option and Related Stock Appreciation Right Values

The following table and its notes provide information concerning stock options and related stock appreciation rights held by the Named Executives at December 31, 2004. No options or related stock appreciation rights were exercised in 2004.

	Number of Securities Underlying Unexercised Options/SARS at Fiscal Year End (#) (1)		Value of Unexercised In-the-Money Options/SARS at Fiscal Year End ($) (1) (2)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable

Richard W. Talarico	260,000	—	—	—
Dean C. Praskach	75,250	13,250	—	—

(1)	Based on the December 31, 2004 bid price per share of common stock of $0.22, as quoted on the Over-the-Counter (“OTC”) Bulletin Board, and the various option exercise prices per share, none of the options were in-the-money at December 31, 2004. The various exercise prices and expiration dates with respect to the stock options held by the Named Executives are as follows:

Name	Options (#)	Exercise Price	Expiration Date

Richard W. Talarico	100,000	$4.50	6/1/05
	60,000	$3.25	3/1/06
	15,000	$4.50	1/3/07
	10,000	$1.91	8/8/07
	75,000	$1.25	1/5/08

Name	Options (#)	Exercise Price	Expiration Date

Dean C. Praskach	23,500	$4.38	6/25/05
	18,750	$3.25	3/8/06
	10,000	$4.81	11/11/06
	6,250	$4.00	2/16/07
	30,000	$1.25	1/5/08

(2) Messrs. Talarico and Praskach were granted certain stock appreciation rights related to the options included in the table in footnote (1) above. The stock appreciation rights will only become effective upon conversion of the options. There is uncertainty as to whether the events that could result in conversion of the Named Executives’ options into stock appreciation rights, as described under Employment Agreements above, will occur at all or when they may occur. Accordingly, none of the stock appreciation rights were exercisable as of December 31, 2004. Due to these factors, no present values can be determined for stock appreciation rights separate from those estimated for the associated options. Since the exercise prices of the stock appreciation rights are identical to the exercise prices of the associated options, none of the stock appreciation rights were in-the-money at December 31, 2004.

Long-Term Incentive and Defined Benefit Plans

The Company does not have any long-term incentive or defined benefit plans.

Report of the Compensation Committee of the Board of Directors on Executive Compensation

The Compensation Committee is responsible for making recommendations to the Board of Directors concerning executive compensation, including base salaries, bonuses and awards of stock options and other forms of incentive compensation. Anthony L. Bucci and William C. Kavan are currently members of the Compensation Committee. The Compensation Committee met and conferred with the other non-employee directors four times during 2004.

The Company’s compensation policies are intended to attract and retain people necessary to grow the business on a long-term basis, to encourage the creation and appreciation of stockholder value by providing incentives to employees to act as stockholders accountable for their own actions and the overall success of the Company, to link compensation levels to business results and to maintain an appropriate balance between base salary and short-and long-term compensation.

In determining the compensation of the Company’s Chief Executive Officer and President and its other executive officer, factors taken into account include the Company’s performance under business conditions prevailing in the Company’s lines of business, contributions made by, or expected to be made by, the specific executive officer, the business area for which such person is responsible and the compensation for other executives having similar background and experience.

The basic elements of each executive officer’s 2004 compensation were salary and incentive compensation in the form of a cash bonus. The Compensation Committee may award discretionary annual bonus payments, which the Compensation Committee believes should be tied to both short-and long-term performance of the Company as well as financial performance for stockholders. The Compensation Committee believes that the current level of salary compensation for the Company’s executive officers is fair compared to companies of a similar size with publicly-traded stock that are in similar markets. The Compensation Committee recommended and oversaw the payment of cash bonuses to the senior executives of the Company based on the Company’s 2004 operating performance. Factors taken into consideration included operating results in the face of a reduced number of ship builds by its Interactive Media clients, the creation and growth of the Company’s Business Process Practice Area and the completion of acquisitions to expand this unit with the use of a limited amount of the Company’s liquid and capital resources.

It remains the Committee’s intention to continue to utilize forms of compensation for the Company’s executive officers that favor long-term incentives so that such executives may benefit from any increase in the total enterprise value of the organization.

Mr. Talarico became Chief Executive Officer of the Company at the time of its formation in July 1996 and was appointed President of the Company in May 2002. Mr. Talarico and the Company entered into an amendment to his employment agreement in February 2004, which was made effective as of January 1, 2004, under which the terms of the expiring agreement were extended until December 31, 2006. Under the terms of the employment agreement as amended, Mr. Talarico is entitled to a base salary of $175,000 during 2005 and is entitled to receive annual merit increases. Mr. Talarico’s base salary was $175,000 during the full year 2004. Mr. Talarico received a cash bonus payment of $20,000 in March 2005, which was recorded by the Company during 2004. Mr. Talarico and the Company entered into a further amendment to his employment agreement in December of 2004, under which Mr. Talarico voluntarily relinquished the right to a bonus in the amount of $225,000 to be paid upon a change of control of the Company, as defined in his employment agreement.

All employees of the Company and its subsidiaries, in addition to the Company’s executive officers, are eligible to participate in the Company’s 1996 Stock Plan, 1997 Stock Plan, 1998 Stock Plan and 2000 Stock Plan. As of March 31, 2005, 27 employees of the Company and its subsidiaries were participants under these plans.

Compensation Committee:

Anthony L. Bucci

William C. Kavan

Compensation of Directors

At the commencement of each year of service, each non-employee director is entitled to receive an option to acquire 5,000 shares of common stock at an exercise price equal to the closing price of the common stock on the date of the grant. The option grant will vest on the first anniversary of the date of the grant if the individual is serving as a director on that date. On February 5, 2004, Mr. Blair received a grant to acquire 5,000 shares of common stock at the exercise price of $0.44 per share. On August 19, 2004, Messrs. Bucci and Kelly each received a grant to acquire 5,000 shares of common stock at the exercise price of $0.155 per share. On November 8, 2004, Mr. Kavan received a grant to acquire 5,000 shares of common stock at the exercise price of $0.26 per share. On November 12, 2004, Mr. Vickers received a grant to acquire 5,000 shares of common stock at the exercise price of $0.26 per share. On February 24, 2005, Mr. Blair received a grant to acquire 5,000 shares of common stock at the exercise price of $0.245 per share.

Non-employee directors of the Company receive $2,500 for each Board of Directors meeting attended and $500 for each separate committee meeting attended on a date on which no full board meeting is held. Directors of the Company who are also employees do not receive additional compensation for attendance at Board and committee meetings. All directors are reimbursed for out-of-pocket expenses in connection with attendance at Board and committee meetings.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of two non-employee directors, William C. Kavan and Anthony L. Bucci.

Throughout 2004, the Company had an outstanding note payable, with interest fixed at 7% per annum, in the principal amount of $1,000,000 related to the Company’s 1996 acquisition of Allin Corporation of California (“Allin Consulting-California”). Various interests in the note are held by beneficial holders of greater than five percent of the Company’s common stock, directors and executive officers and entities related to these parties. (1) Henry Posner, Jr. a beneficial holder of greater than five percent of the Company’s common stock, (2) Rosetta Capital Partners LP (“Rosetta”), an entity in which Thomas D. Wright, another beneficial holder of greater than five percent of the Company’s common stock, has an ownership interest, (3) Churchill Group LLC (“Churchill”), an entity in which Mr. Kavan, a non-employee director and beneficial holder of greater than five percent of the Company’s common stock and a member of the Compensation Committee, has an ownership interest, (4) Mr. Talarico, a director, executive officer and beneficial holder of greater than five percent of the Company’s common stock and (5) Mr. Praskach, an executive officer of the Company, respectively, own $675,000, $250,000, $41,667, $16,667 and $16,667 portions of the note payable. Interest expense related to this note was approximately $74,000 for the year ended December 31, 2004. On March 14, 2002, Mr. Posner purchased the note and all of the Company’s outstanding Series F Convertible Redeemable Preferred Stock (“Series F Preferred Stock”), and related accrued interest and dividends, from Les D. Kent, the former sole shareholder of Allin Consulting-California, who was then a beneficial holder of greater than five percent of the Company’s common stock. On April 15, 2002, Mr. Posner sold portions of the purchased note and Series F Preferred Stock to the parties related to the Company as described above. Mr. Posner, Rosetta, Churchill, Mr. Talarico and Mr. Praskach own 675, 250, 41.67, 16.67 and 16.67 shares, respectively, of the Company’s Series F Preferred Stock. See “Security Ownership of Certain Beneficial Owners and Managements”

On December 29, 2000, Messrs. Kavan, Talarico, Posner, Wright, and Praskach purchased 10, 10, 113, 10 and 2 shares, respectively, of the Company’s Series G Preferred Stock at a purchase price of $10,000 per share. In conjunction with the purchase of the shares of Series G Preferred Stock, Messrs. Kavan, Talarico, Posner, Wright and Praskach also received warrants to purchase 57,142, 57,142, 645,710, 57,142 and 11,428 shares, respectively, of the Company’s common stock at $1.75 per common share. The warrants to purchase shares of the Company’s common stock expire on December 29, 2005. If the Company does issue any shares of common stock upon conversion of the Series G Preferred Stock or upon exercise of the warrants, the holders of such shares, including Messrs. Kavan, Talarico, Posner, Wright and Praskach, will have certain rights to require the Company to register the shares for resale under the Securities Act of 1933, as amended. See “Security Ownership of Certain Beneficial Owners and Management.” The holders’ demand registration rights expire on December 29, 2005 and their piggy-back registration rights expire on December 29, 2007.

Security Ownership of Certain Beneficial Owners

The following table presents certain information as of March 15, 2005 as to the beneficial ownership of the common stock and Series G Preferred Stock of the Company by each person or entity who is known to the Company to beneficially own more than five percent of the outstanding common stock and/or Series G Preferred Stock. Except as indicated, the persons named have sole voting and investment power with respect to all shares shown as being beneficially owned by them. The percentages in the table are rounded to the nearest tenth of a percent.

	Common Stock (1)			Series G Preferred Stock (1)
Name and Address of Stockholder	Amount and Nature of Beneficial Ownership (2)		Percent of Class (2)	Number of Shares	Percent of Class

Henry Posner, Jr. 381 Mansfield Avenue, Suite 500 Pittsburgh, PA 15220	5,276,372	(3)	48.7%	113	75.3%

James S. Kelly 2406 Oak Hurst Court Murrysville, PA 15668	1,572,816	(4)	22.5%	—	—

Emanuel J. Friedman 1001 19th Street North Arlington, VA 22209	1,116,177	(5)	16.0%	—	—

Friedman, Billings, Ramsey Group, Inc. 1001 19th Street North Arlington, VA 22209	1,021,177	(6)	14.7%	—	—

Richard W. Talarico 381 Mansfield Avenue, Suite 400 Pittsburgh, PA 15220	693,760	(7)	9.2%	10	6.7%

William C. Kavan 117 Brixton Road Garden City, NY 11530	477,546	(8)	6.5%	10	6.7%

Thomas D. Wright 381 Mansfield Avenue, Suite 500 Pittsburgh, PA 15220	410,371	(9)	5.6%	10	6.7%

(1)	The holders of common stock are entitled to one vote per share. Prior to any conversion into common stock, the holders of Series G Preferred Stock are entitled to 5,295 votes per share, and, generally, such stockholders will vote together with the holders of the common stock as a single class.

(2)

The number of shares of common stock and the percent of the class in the table and these notes to the table have been calculated in accordance with Rule 13d-3 under the Exchange Act, and assume, on a stockholder by stockholder basis, that each stockholder has converted all securities owned by such stockholder that are convertible into common stock at the option of the holder currently or within 60 days of March 15, 2005, and that no other stockholder so converts. Each share of Series G Preferred Stock may currently be converted into 28,571 shares of common stock. The number of shares of common stock that may be acquired on conversion of one share of Series G Preferred Stock does not include any fraction of a share of common stock as no fractional shares may be issued upon conversion. However, the aggregate number of shares of common stock included in the table that may be acquired by any individual upon conversion of any series of preferred stock does reflect the cumulation of fractional shares, but excludes any remaining fractional share. Warrants issued in December 2000 in connection with the issuance of the Series G Preferred Stock may be exercised to purchase common stock at $1.75 per common share, until the expiration of the warrants on December 29, 2005. Information is provided in the footnotes below for each holder as to the number of shares of common stock included in the table for conversion of securities.

(3)	Includes 1,301,087 shares of common stock held by Mr. Posner and 101,000 shares held in a trust and a family foundation of which Mr. Posner and his wife are trustees and with respect to which shares Mr. Posner shares voting and investment power. Does not include 1,000 shares owned by Mr. Posner’s wife and 2,000 shares held by trusts of which Mr. Posner’s wife is a trustee. Includes 645,714 shares of common stock which may be acquired by exercise of warrants. Mr. Posner owns 113 shares of Series G Preferred Stock. The table includes 3,228,571 shares of common stock that may be acquired upon conversion of the Series G Preferred Stock.

(4)	Includes 1,542,816 shares of common stock held by Mr. Kelly and 30,000 shares of common stock which may be acquired by exercise of options.

(5)	As reported on Schedule 13D/A filed with the SEC on December 9, 2003, Mr. Friedman directly jointly beneficially owns and shares voting and dispositive power with respect to 95,000 of these shares. Mr. Friedman may be deemed to indirectly beneficially own and share voting and dispositive power with respect to 1,021,177 shares directly owned by Friedman, Billings, Ramsey Group, Inc. (“FBRG”) by virtue of his control position as Co-Chairman and Co-Chief Executive Officer of FBRG. The number of shares assumes that there has been no change in the number of shares beneficially owned from the number of shares reported as being directly beneficially owned by Mr. Friedman in the Schedule 13D/A and in the number of shares reported as being directly beneficially owned by FBRG as reported on Schedule 13G/A filed with the SEC on February 15, 2005.

(6)	As reported on Schedule 13G/A filed with the SEC on February 15, 2005, FBRG has sole voting and dispositive power with respect to the shares indicated. The number of shares assumes that there has been no change in the number of shares beneficially owned from the number of shares reported as being beneficially owned in the Schedule 13G/A.

(7)	Includes 90,903 shares of common stock held by Mr. Talarico. Includes 260,000 shares of common stock which may be acquired by exercise of options. Includes 57,143 shares of common stock which may be acquired by exercise of warrants. Mr. Talarico owns 10 shares of Series G Preferred Stock. The table includes 285,714 shares of common stock that may be acquired upon conversion of the Series G Preferred Stock.

(8)	Includes 90,800 shares of common stock held by Mr. Kavan and 8,889 shares held by Churchill Group LLC, an entity in which Mr. Kavan holds an ownership interest. Includes 35,000 shares of common stock which may be acquired by exercise of options and 57,143 shares of common stock which may be acquired by exercise of warrants. Mr. Kavan owns 10 shares of Series G Preferred Stock. The table includes 285,714 shares of common stock that may be acquired upon conversion of the Series G Preferred Stock.

(9)	Includes 14,181 shares of common stock held by Mr. Wright and 53,333 shares held by Rosetta Capital Partners LP, an entity of which Mr. Wright is a partner. Does not include 174,000 shares held by Mr. Wright’s spouse, 5,000 shares in her own name and 169,000 shares as trustee for various trusts. Includes 57,143 shares of common stock which may be acquired by exercise of warrants. Mr. Wright owns 10 shares of Series G Preferred Stock. The number of shares includes 285,714 shares of common stock that may be acquired upon conversion of the Series G Preferred Stock.

Security Ownership of Management

The following table presents certain information as of March 15, 2005 as to the beneficial ownership of the common stock and Series G Preferred Stock of the Company by (i) each director and Named Executive and (ii) all directors and executive officers as a group. Each Named Executive and certain directors also beneficially own shares of one or more series of non-voting preferred stock of the Company. Information as to such ownership is given in the notes to the table. Except as indicated, the persons named have sole voting and investment power with respect to all shares indicated as being beneficially owned by them. All percentages are rounded to the nearest tenth of a percent.

	Common Stock (1)			Series G Preferred Stock (1)
Name of Stockholder	Amount and Nature of Beneficial Ownership (2)		Percent of Class (2)	Number of Shares	Percent of Class

Richard W. Talarico 381 Mansfield Avenue, Suite 400 Pittsburgh, PA 15220	693,760	(3)	9.2%	10	6.7%

Dean C. Praskach 381 Mansfield Avenue, Suite 400 Pittsburgh, PA 15220	154,627	(4)	2.2%	2	1.3%

Brian K. Blair 2498 Monterey Court Weston, FL 33327	174,570		2.5%	—	—

Anthony L. Bucci 4 Station Square Suite 500 Pittsburgh, PA 15219	33,500		*	—	—

William C. Kavan 117 Brixton Road Garden City, NY 11530	477,546	(5)	6.5%	10	6.7%

James S. Kelly 2406 Oak Hurst Court Murrysville, PA 15668	1,572,816		22.5%	—	—

Anthony C. Vickers 1336 Via Romero Palos Verdes Estates, CA 90274	25,000		*	—	—

All directors and executive officers, as a group (7 persons) (6)	3,131,819		38.1%	22	14.7%

*	Less than one percent

(1)	The holders of common stock are entitled to one vote per share. Prior to any conversion into common stock, the holders of Series G Preferred Stock are entitled to 5,295 votes per share, and, generally, such stockholders will vote together with the holders of the common stock as a single class.

(2)

The number of shares of common stock and the percent of the class in the table and these notes to the table have been calculated in accordance with Rule 13d-3 under the Exchange Act, and assume, on a stockholder by stockholder basis, that each stockholder has converted all securities owned by such stockholder that are convertible into common stock at the option of the holder currently or within 60 days of March 15, 2005, and that no other stockholder so converts. The numbers and percentages of shares owned assume that options that are currently exercisable or exercisable within sixty days of March 15, 2006 had been exercised as follows: Mr. Talarico – 260,000 shares; Mr. Praskach – 82,500 shares, Mr. Kavan – 35,000 shares; Messrs. Blair, Bucci and Kelly – 30,000 shares each; Mr. Vickers – 25,000 shares, and all directors and executive officers as a group – 492,500 shares. The number of shares of the Company’s outstanding common stock held directly by directors and executive officers is as follows: Mr. Talarico – 90,903 shares, Mr. Praskach – 3,555 shares, Mr. Blair – 144,570 shares, Mr. Bucci – 3,500 shares, Mr. Kavan – 90,800 shares and Mr. Kelly – 1,542,816 shares. Each share of Series G Preferred Stock may currently be converted into 28,571 shares of common stock. The number of shares of common stock that may be acquired on conversion of one share of Series G Preferred Stock does not include any fraction of a share of common stock as no fractional shares may be issued upon conversion. The aggregate number of shares of common stock included in the table that may be acquired by any individual upon conversion of the Series G Preferred Stock does reflect the cumulation of fractional shares, but excludes any remaining fractional share. Warrants issued in December 2000 in connection with the issuance of the Series G Preferred Stock may be exercised to purchase common stock at $1.75 per common share, until the expiration of the warrants on December 29, 2005. Shares of Series C Redeemable Preferred Stock (“Series C Preferred Stock”), Series D Convertible Redeemable Preferred Stock (“Series D Preferred Stock”) and Series F Preferred Stock are not convertible into shares of common stock. Information is provided in the footnotes below for each holder as to the number of shares of common stock included in the table for conversion of securities other than options for which information is given above in this footnote.

(3)	Includes 57,143 shares of common stock which may be acquired by exercise of warrants. Mr. Talarico owns 10 shares of Series G Preferred Stock, representing 6.7% of the Series G Preferred Stock outstanding. The table includes 285,714 shares of common stock that may be acquired upon conversion of the Series G Preferred Stock. Mr. Talarico also owns 588, 300 and 16.66 shares, respectively, of Series C, D and F Preferred Stock, representing 2.4%, 10.9% and 1.7%, respectively of the Series C, D and F Preferred Stock outstanding.

(4)	Includes 11,429 shares of common stock which may be acquired by exercise of warrants. Mr. Praskach owns 2 shares of Series G Preferred Stock, representing 1.3% of the Series G Preferred Stock outstanding. The table includes 57,143 shares of common stock that may be acquired upon conversion of the Series G Preferred Stock. Mr. Praskach also owns 16.67 shares of Series F Preferred Stock, representing 1.7% of the Series F Preferred Stock outstanding.

(5)	Includes 8,889 shares held by Churchill Group LLC (“Churchill”), an entity in which Mr. Kavan holds an ownership interest. Includes 57,143 shares of common stock which may be acquired by exercise of warrants. Mr. Kavan owns 10 shares of Series G Preferred Stock, representing 6.7% of the Series G Preferred Stock outstanding. The table includes 285,714 shares of common stock that may be acquired upon conversion of the Series G Preferred Stock. Mr. Kavan also owns 12,000 shares of Series C Preferred Stock, representing 48.0% of the Series C Preferred Stock outstanding, and 750 shares of Series D Preferred Stock, representing 27.3% of the Series D Preferred Stock outstanding. Churchill owns 41.67 shares of Series F Preferred Stock, representing 4.2% of the Series F Preferred Stock outstanding.

(6)	In addition to the shares of common stock and Series G Preferred Stock shown in the table, all directors and officers as a group own 12,588 shares of Series C Preferred Stock, representing 50.4% of the Series C Preferred Stock outstanding, 1,050 shares of Series D Preferred Stock, representing 38.2% of the Series D Preferred Stock outstanding, and 75 shares of Series F Preferred Stock, representing 7.5% of the Series F Preferred Stock outstanding.

Certain Relationships and Related Transactions

Lease

The Company rents office space for its Pittsburgh operations on a month-to-month basis from Executive Office Associates (“EOA”). Henry Posner, Jr., a beneficial holder of greater than five percent of the Company’s common stock, and two of Mr. Posner’s sons and his spouse each own an indirect equity interest in EOA. The present arrangement has been in effect since a five-year lease for the office space expired January 31, 2002. At the conclusion of the lease, management believed the Company’s Pittsburgh-based operations could effectively utilize a smaller space due to staff reductions in 2001. The Company’s landlord agreed to permit the Company to continue to occupy its present space until such time as the landlord identifies an alternate tenant for the Company’s space. At that time, the Company will likely move to other space within the same building commensurate with its needs, or if such space is not available, space in another building. Aggregate rental payments under the current arrangement were approximately $136,000 for the year ended December 31, 2004. Management believes rental payments under the current arrangement are on terms as favorable to the Company as could have been obtained from an unrelated party and reflect real estate market conditions as of early 2002, when the current arrangement was made. Management believes the new arrangement benefits both parties. The Company has benefited from a rent reduction as compared to rental payments under the long-term lease, while deferring the cost and inconvenience of moving. EOA has deferred the costs associated with buildout of new space for the Company.

Services and Products Provided to Related Parties

During the fiscal year ended December 31, 2004, Allin Network Products, Inc. (“Allin Network”), a subsidiary of the Company, provided technology infrastructure consulting services to Hawthorne. Richard W. Talarico, a director, executive officer and beneficial owner of greater than five percent of the Company’s common stock, is an officer of Hawthorne. Mr. Posner, two of Mr. Posner’s sons, and Thomas D. Wright, a beneficial holder of greater than five percent of the Company’s common stock, are shareholders of Hawthorne. Fees charged Hawthorne for the consulting services were approximately $32,000 for the fiscal year ended December 31, 2004. Allin Network also sold approximately $16,000 of computer hardware and networking equipment to Hawthorne during the fiscal year ended December 31, 2004. The Company believes its consulting fees and product charges are on terms substantially similar to those offered to unrelated parties.

During the fiscal year ended December 31, 2004, Allin Network provided technology infrastructure consulting services and Allin Consulting of Pennsylvania, Inc. provided business process consulting services to Business Records Management, Inc. (“BRM”). Mr. Wright is a shareholder of BRM. Fees charged BRM for the consulting services were approximately $13,000 by Allin Network and $2,000 by Allin Consulting of Pennsylvania, Inc., respectively, for the fiscal year ended December 31, 2004. Allin Consulting of Pennsylvania, Inc. also sold approximately $13,000 of computer software to BRM during the fiscal year ended December 31, 2004. The Company believes its consulting fees and product charges are on terms substantially similar to those offered to unrelated parties.

See Compensation “Committee Interlocks and Insider Participation” under “Executive Compensation” in this proxy for additional information on transactions with related parties.

Proposal to Amend and Restate the Certificate of Incorporation

(Proposal 2)

Introduction

On April 5, 2005, the Company’s Board of Directors declared the advisability of and approved, subject to the approval of the Company’s stockholders, amending the Company’s Certificate of Incorporation to permit the holders of a majority of the outstanding shares of each series of the Company’s preferred stock to waive the rights and preferences with respect to such series of preferred stock and, in connection therewith, restating the Company’s Certificate of Incorporation. This amendment relates to the Series C, D, F and G Preferred Stock, which represent the Company’s outstanding series of preferred stock.

The Company’s Board of Directors believes that it is in the Company’s best interest to approve the amendment and restatement of the Company’s Certificate of Incorporation.

Amendment to Section 4.2(a) of Article IV of the Certificate of Incorporation That Requires Stockholder Approval

The Company’s Certificate of Incorporation presently authorizes the Company to issue 20,000,000 shares of common stock and 100,000 shares of preferred stock, of which 25,000, 2,750, 1,000 and 150 shares have been designated as Series C, D, F and G Preferred Stock, respectively, all of which shares have been issued and are outstanding.

The proposed amendment to permit the holders of a majority of the shares of the Series C, D, F and G Preferred Stock to waive their respective rights and preferences thereunder will require an amendment to Section 4.2(a) of Article IV of the Company’s Certificate of Incorporation. The amendment to Section 4.2(a) of Article IV is the only amendment to the Company’s Certificate of Incorporation being put forth in this proxy statement that requires stockholder approval. The holders of a majority of the outstanding shares of each of the Series C, D, F and G Preferred Stock, each voting as a separate class, have consented in writing to the proposed amendment to, and restatement of, the Company’s Certificate of Incorporation. If approved by the Company’s stockholders at the annual meeting, the amendment of the Company’s Certificate of Incorporation will become effective upon the filing with the Secretary of State of the State of Delaware of the proposed Amended and Restated Certificate of Incorporation. The Company intends to make this filing promptly after approval by its stockholders. If the Company’s stockholders approve the proposed amendment, Section 4.2(a) of Article IV of the Company’s Certificate of Incorporation will be amended to read as follows:

Section	4.2 Preferred Stock.

(a)	Of the 100,000 shares of Preferred Stock authorized,

(i) 25,000 shares are designated as Series C Redeemable Preferred Stock and have such terms as described in the Certificate of Voting Powers, Designations, Preferences and Relative Participating, Optional or Other Rights, and the Qualifications, Limitations or Restrictions Thereof, of the Series C Redeemable Preferred Stock filed with the Secretary of State of the State of Delaware on May 25, 1999, which is attached hereto as Exhibit A and is incorporated herein by reference, and as provided in Section 4.2(a)(v) below;

(ii) 2,750 shares are designated as Series D Convertible Redeemable Preferred Stock and have such terms as described in the Certificate of Voting Powers, Designations, Preferences and Relative Participating, Optional or Other Rights, and the Qualifications, Limitations or Restrictions Thereof, of the Series D Convertible Redeemable Preferred Stock filed with the Secretary of State of the State of Delaware on May 25, 1999, which is attached hereto as Exhibit B and is incorporated herein by reference, and as provided in Section 4.2(a)(v) below;

(iii) 1,000 shares are designated as Series F Convertible Redeemable Preferred Stock and have such terms as described in the Certificate of Voting Powers, Designations, Preferences and Relative Participating, Optional or Other Rights, and the Qualifications, Limitations or Restrictions Thereof, of the Series F Convertible Redeemable Preferred Stock filed with the Secretary of State of the State of Delaware on May 28, 1999, which is attached hereto as Exhibit C and is incorporated herein by reference, and as provided in Section 4.2(a)(v) below;

(iv) 150 shares are designated as Series G Convertible Redeemable Preferred Stock and have such terms as described in the Certificate of Voting Powers, Designations, Preferences and Relative Participating, Optional or Other Rights, and the Qualifications, Limitations or Restrictions Thereof, of the Series G

Convertible Redeemable Preferred Stock filed with the Secretary of State of the State of Delaware on December 28, 2000, which is attached hereto as Exhibit D and is incorporated herein by reference, and as provided in Section 4.2(a)(v) below;

(v) Any of the rights or preferences of the holders of the Series C Redeemable Preferred Stock, the Series D Convertible Redeemable Preferred Stock, the Series F Convertible Redeemable Preferred Stock or the Series G Convertible Redeemable Preferred Stock set forth or incorporated by reference herein may be waived by the affirmative vote of the holders of a majority of the shares of the Series C Redeemable Preferred Stock, the Series D Convertible Redeemable Preferred Stock, the Series F Convertible Redeemable Preferred Stock or the Series G Convertible Redeemable Preferred Stock, as applicable.

The remaining shares of Preferred Stock of the Company may be issued from time to time in one or more classes or series thereof, the shares of each class or series thereof to have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as are stated and expressed herein or in the resolution or resolutions providing for the issuance of such class or series, adopted by the Board of Directors as hereinafter provided. All shares of the same class and series of Preferred Stock will be identical, but shares of different classes or series of Preferred Stock need not be identical or rank equally except as provided by law or herein.

Reasons and Effect of the Amendment to Section 4.2(a) of Article IV of the Certificate of Incorporation

The Company believes that the proposed amendment to Section 4.2(a) of Article IV of the Company’s Certificate of Incorporation to permit the holders of each series of the Company’s outstanding preferred stock to waive their respective rights and preferences under the resolutions and certificates of designation creating each such series will provide the Company with the flexibility to seek the waiver of certain of the Company’s obligations to the preferred stockholders without also seeking the approval of the holders of common stock and amending and restating the Company’s Certificate of Incorporation. The Company currently has no present plans, arrangements or understandings with respect to any transaction that would require such a waiver.

If the stockholders do not approve the proposal to amend Section 4.2(a) of Article IV of the Company’s Certificate of Incorporation, the Company may find it necessary in the future to convene a special meeting of stockholders in the event the Company wishes to seek the approval of the holders of a particular series of the outstanding preferred stock to temporarily or permanently suspend or modify certain rights or preferences of the holders of such series of the Company’s outstanding preferred stock. Such a special meeting could potentially increase the costs, and delay the implementation, of a future transaction that would require the waiver of certain rights or preferences of the holders of one or more series of the Company’s outstanding preferred stock.

The proposed amendment to the Company’s Certificate of Incorporation will have no material adverse effect upon the rights of the holders of common stock. The proposed amendment to the Company’s Certificate of Incorporation also will have no material adverse effect upon the rights of the holders of the Series C, D, F and G Preferred Stock because the consent of the holders of a majority of the outstanding shares of each such series of preferred stock is required before the Company’s Certificate of Incorporation or the certificate of designation relating to such series of preferred stock may be changed or the Board of Directors may take any action, so as to affect adversely the rights and preferences of the holders of such series of preferred stock. The holders of a majority of the outstanding shares of each of the Series C, D, F and G Preferred Stock, each voting as a separate class, have consented in writing to the proposed amendment and restatement of the Company’s Certificate of Incorporation.

In connection with the amendment of Section 4.2(a) of Article IV, the Company will restate its Certificate of Incorporation to incorporate the previously filed certificates of designation relating to the Series C, D, F and G Preferred Stock because such restatement is required by certain rules and regulations promulgated by the SEC.

Elimination of Other Series of Authorized Preferred Stock and Technical Amendments to Certificate of Incorporation That Do Not Require Stockholder Approval

In connection with the proposed amendment and restatement of the Company’s Certificate of Incorporation, the Company intends to take certain other actions in relation to the Certificate of Incorporation.

Regardless of whether the stockholders approve the amendment to, and restatement of, the Company’s Certificate of Incorporation, the Board of Directors has approved, and the Company intends to file, a Certificate of Elimination to eliminate from the Company’s Certificate of Incorporation all references to the Company’s Series A Convertible Redeemable Preferred Stock (“Series A Preferred Stock”), Series B Convertible Redeemable Preferred Stock (“Series B Preferred Stock”) and Series E Convertible Redeemable Preferred Stock (“Series E Preferred Stock”). Presently, there are 25,000, 2,750 and 1,926 shares of Preferred Stock designated as Series A, B and E Preferred Stock, respectively, but there are no outstanding shares of the Series A, B or E Preferred Stock. The Board of Directors has further determined that the Company will not issue any such shares in the future. Pursuant to Section 245 of the General Corporation Law of the State of Delaware, stockholder approval for the filing of the Certificate of Elimination is not required.

Upon the elimination of the Series A, B and E Preferred Stock, the Company will treat the shares of Preferred Stock previously designated as Series A, B and E Series of Preferred Stock as authorized but unissued preferred stock that may be issued from time to time in one or more series with such designations, preferences, powers and relative participating, optional or other special rights and qualifications, limitations or restrictions thereof, as shall be stated in the resolutions adopted by the Board of Directors providing for the designation and creation of such series of preferred stock. The effect of the filing of the Certificate of Elimination will be to increase the number of shares of authorized, but unissued blank check preferred stock from 41,424 to 71,100.

The Company’s Certificate of Incorporation presently refers to the incorporator of the Company (Article V) and the stock split that occurred in October 1996 (Section 4.1 of Article IV). In addition, the address of the Company’s registered agent as set forth in Article II is no longer correct. The omission of the references to the incorporator in Article V and the stock split in Section 4.1 of Article IV and the correction of the registered agent’s address are not matters that require stockholder approval.

The Board of Directors Recommends a Vote FOR

The Proposal to Amend and Restate

the Company’s Certificate of Incorporation

Proposal to Ratify the Appointment of Independent Public Accountants

(Proposal 3)

The Audit Committee of the Board of Directors has selected Malin, Bergquist & Company, LLP (“Malin, Bergquist”) as the independent public accountants to examine the financial statements of the Company and its subsidiaries for the year ending December 31, 2005. The Board of Directors has concurred in the Audit Committee’s selection and is presenting the matter to the stockholders of the Company for ratification at the annual meeting of the stockholders. Malin, Bergquist has provided such services for the Company since its engagement on May 29, 2003. Hill, Barth & King LLC (“Hill, Barth & King”) provided such services for the fiscal year ended December, 31 2002, and Arthur Andersen LLP provided such services for prior fiscal years.

A representative of Malin, Bergquist is expected to be present at the annual meeting for the purpose of making a statement, should such person so desire, and to respond to appropriate questions. A representative of Hill, Barth & King is not expected to be present in person or available by telephone at the annual meeting.

Although ratification is not required, the Board of Directors is submitting the appointment of Malin, Bergquist to the Company’s stockholders for ratification as a matter of good corporate practice. Even if the appointment is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Also, if the stockholders should not ratify the appointment of Malin, Bergquist, the Audit Committee of the Board of Directors will investigate the reasons for rejection by the stockholders and will reconsider the appointment.

Changes in Independent Public Accountants

On April 2, 2003, Hill, Barth & King notified the Company that it would not be able to serve as the Company’s independent auditors for the fiscal year ending December 31, 2003 because it probably would not register with the Public Company Accounting Oversight Board. Such registration is required for accountants serving as independent auditors for publicly owned companies. Hill, Barth & King, however, indicated that it would continue to, and did, provide review services for the first quarter of 2003. On May 29, 2003, the Company dismissed Hill, Barth & King as its independent auditors after the Company’s Audit Committee approved the appointment of new independent auditors, Malin, Bergquist.

The report of Hill, Barth & King on the Company’s financial statements for the fiscal year ended December 31, 2002 did not contain an adverse opinion or a disclaimer of opinion, nor was such report qualified or modified as to uncertainty, audit scope or accounting principles. In connection with the audit for fiscal year ended December 31, 2002 through the date of dismissal, there were no disagreements with Hill, Barth & King on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which disagreement(s), if not resolved to the satisfaction of Hill, Barth & King, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its report. In addition, no reportable events, as defined in Item 304(a)(1)(v) of Regulation S-K (17 C.F.R. §229.304(a)(1)(v)) (“Reportable Events”), occurred during such period. In general, such Reportable Events relate to situations in which the accountant has raised unresolved issues relating to the fairness or reliability of the financial statements or of management’s representations or to the scope of the audit.

A copy of a letter addressed to the SEC from Hill, Barth & King stating that it agrees with the above statements relating to its dismissal was included as Exhibit 16 to the Company’s Form 8-K/A filed with the SEC on June 13, 2003.

On May 29, 2003, the Audit Committee of the Company’s Board of Directors approved the engagement of Malin, Bergquist as independent accountants for the Company for the fiscal year ending December 31, 2003. The Audit Committee also approved the engagement of Malin, Bergquist as independent accountants for the two subsequent fiscal years ending December 31, 2004 and 2005, subject to annual review and re-approval by the Audit Committee and ratification by the stockholders of the Company on an annual basis. Malin, Bergquist’s proposal for services encompassed a three-year period. During the fiscal years ended December 31, 2001 and December 31, 2002 and until the time of engagement, neither the Company nor anyone acting on its behalf consulted Malin, Bergquist regarding the application of accounting principles to any transaction or the type of audit opinion that might be rendered on the Company’s financial statements, and there were no disagreements with Malin, Bergquist on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. In addition, no Reportable Events occurred during such period.

Fees Billed by the Company’s Independent Accountants

The following disclosure of audit, audit-related and other fees pertains to fees billed by the Company’s independent accountants during the fiscal years ending December 31, 2003 and 2004.

Audit Fees

Aggregate audit fees billed by the Company’s independent auditors were $51,500 and $39,950 for the years ended December 31, 2004 and 2003, respectively. During the fiscal year ended December 31, 2004, Malin, Bergquist billed the Company $39,000 for audit services for the 2003 fiscal year, including review of the Company’s annual regulatory filing, and progress billed the Company $12,500 for audit services for the 2004 fiscal year, review services for the first three fiscal quarters of 2004 and review of related regulatory filings. During the fiscal year ended December 31, 2003, Malin, Bergquist progress billed the Company $11,000 for audit services for the 2003 fiscal year, review services for the second and third fiscal quarters of 2003 and review of related regulatory filings. Malin, Bergquist’s proposed aggregate fees for audit services for the 2004 and 2003 fiscal years, including quarterly review services and review of related regulatory filings, are $51,500 and $50,000, respectively. The portion unbilled as of December 31, 2004 is expected to be billed in 2005. During the year ended December 31, 2003, Hill, Barth & King billed the Company $28,950 for audit services related to the 2002 fiscal year, review services for the first fiscal quarter of 2003 and review of related regulatory filings.

Audit-Related Fees

Aggregate audit-related fees billed by the Company’s independent auditors were $9,729 for the year ended December 31, 2003, during which Malin, Bergquist billed the Company $5,000 for audit services for the Company’s defined contribution retirement plan for the 2002 plan year and $4,729 for review of correspondence between the SEC and the Company. During the year ended December 31, 2004, no bills were issued for audit-related services. Malin, Bergquist performed audit services for the Company’s defined contribution retirement plan for the 2003 plan year during 2004. However, Malin, Bergquist did not bill the proposed fees of $5,000 for these services until 2005.

Tax Fees

Aggregate tax fees billed by the Company’s independent auditors were $10,000 and $23,135 for the years ended December 31, 2004 and 2003, respectively. During the fiscal year ended December 31, 2004, Malin, Bergquist billed the Company $10,000 for tax compliance services for the 2003 fiscal year. During the fiscal year ended December 31, 2003, Malin, Bergquist billed the Company $21,475 for tax services including tax compliance for the 2002 fiscal year, amendment of federal income tax returns for prior years and federal and state tax planning. During 2003, Hill, Barth & King billed the Company $1,660 for tax services related to the Company’s successful appeal of a Pennsylvania capital stock tax assessment.

All Other Fees

During the fiscal year ended December 31, 2004, Hill, Barth & King billed the Company $3,000 for review of the Company’s audited financial statements and annual regulatory report for the fiscal year ending December 31, 2003 in conjunction with Hill, Barth & King’s reissuance of its audit opinion related to the 2002 fiscal year. During 2003, Hill, Barth & King also billed the Company $475 for assistance provided to Malin, Bergquist with audit and tax workpaper review following Hill, Barth & King’s dismissal as the Company’s independent accountants.

Audit Committee Policies and Procedures

The policy of the Company’s Audit Committee is to pre-approve audit, audit-related, tax and other permissible services to be performed by the Company’s principal accountant. The need for pre-approval of any services to be performed by the principal accountant is considered in setting the agendas for Audit Committee meetings, and review and approval of proposed fees is undertaken at the Audit Committee meetings as needed. If the principal accountant proposes time-based fees for any services, the Audit Committee will set a not-to-exceed limitation for fees, with subsequent pre-approval required for any additional fees. In cases where pre-approval of services is necessary prior to the next scheduled Audit Committee meeting, approval will be determined by communication with Audit Committee members and documented through written consents in lieu of meetings.

The Audit Committee’s pre-approval policy was implemented as of May 6, 2003, as required by applicable regulations. All engagements of the independent accountant to perform audit and non-audit services since that date have been approved by the Audit Committee in accordance with the pre-approval policy. The policy has not been waived in any instance.

The Board of Directors Recommends a Vote FOR

The Proposal to Ratify the Appointment of

Malin, Bergquist & Company, LLP as

The Company’s Independent Accountants

For the Year Ending December 31, 2005

Other Information

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers and any person who beneficially owns more than ten percent of the Company’s common stock to file with the SEC initial reports of ownership and reports of changes in ownership of the Company’s common stock and other equity securities. Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company’s knowledge, based solely on the review of the copies of such reports and written representations that no other reports were required during or with respect to the year ended December 31, 2004, all such Section 16(a) filing requirements were timely met.

Annual Report

The Company has enclosed its Annual Report for the year ended December 31, 2004 with this proxy statement, which includes the Company’s 2004 Annual Report to the SEC on Form 10-K, without exhibits. Stockholders are referred to the report for financial and other information about the Company, but such report is not incorporated in this proxy statement and is not a part of the proxy soliciting material.

Stockholder Proposals for the 2006 Annual Meeting

Any proposals of stockholders intended to be presented at the 2006 Annual Meeting of Stockholders must be received by the Company, 381 Mansfield Avenue, Suite 400, Pittsburgh, Pennsylvania 15220-2751, no later than                     , 2005 in order to be included in the proxy materials for such meeting. It is suggested that a proponent submit any proposal by Certified Mail – Return Receipt Requested to the Secretary of the Company. Such proposals must meet the requirements set forth in the rules and regulations of the SEC in order to be eligible for inclusion in the Company’s 2006 proxy materials.

Any stockholder proposal that is not submitted for inclusion in the proxy materials for the 2006 Annual Meeting of Stockholders, but is instead sought to be presented directly at the 2006 annual meeting must be submitted in writing to the Secretary of the Company at the Company’s principal offices no later than March 13, 2006, and the notice must provide information as required by the Company’s Bylaws. A copy of these Bylaw requirements will be provided upon request in writing to the Secretary at the principal offices of the Company.

Other Matters

The Board does not intend to present, and does not have any reason to believe that others will present, any item of business at the annual meeting other than those specifically set forth in the notice of the meeting. However, if other matters are properly brought before the meeting, the persons named on the enclosed proxy will have discretionary authority to vote all proxies in accordance with their best judgment.

Solicitation of Proxies

All costs and expenses of this solicitation, including the cost of preparing and mailing this proxy statement will be borne by the Company. In addition to the use of the mails, certain directors, officers and regular employees of the Company may solicit proxies personally, or by mail, telephone, facsimile, or otherwise, but such persons will not be compensated for such services. Brokerage firms, banks, fiduciaries, voting trustees or other nominees will be requested to forward the soliciting materials to each beneficial owner of stock held of record by them, and the Company will reimburse them for their expenses in doing so. The Company has engaged National City Bank to coordinate the solicitation of proxies by and through such holders. The anticipated cost of such services is approximately $4,000 plus reimbursement of expenses.

By order of the Board of Directors,

Dean C. Praskach

Secretary

April     , 2005

ALLIN CORPORATION

PROXY

This Proxy Is Solicited On Behalf Of The Board of Directors

Dean C. Praskach and Richard W. Talarico, each with the power of substitution, are hereby authorized to vote all stock of Allin Corporation (the “Company”) which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held on Thursday, June 9, 2005, and at any postponements or adjournments thereof as follows:

1.	Election of Directors:	FOR all nominees listed below	☐	WITHHOLD AUTHORITY to	☐
		(except as marked to the contrary below)		vote for all nominees listed below

Nominees:	Richard W. Talarico, Brian K. Blair, Anthony L. Bucci, William C. Kavan, James S. Kelly and Anthony C. Vickers

A vote FOR all nominees is recommended by the Board of Directors

Instructions: To	withhold authority for an individual nominee, draw a line through his name.

2.	Proposal to amend the Company’s Certificate of Incorporation to permit the holders of a majority of the outstanding shares of each series of the Company’s preferred stock to waive their rights and preferences with respect to such series of preferred stock and in connection therewith to restate the Company’s Certificate of Incorporation.

FOR	☐	AGAINST	☐	ABSTAIN	☐

A vote FOR is recommended by the Board of Directors

(Continued on other side)

(Continued from other side)

3.	Proposal to ratify the appointment of Malin, Bergquist & Company, LLP as independent public accountants for the Company for the fiscal year ending December 31, 2005.

FOR	☐	AGAINST	☐	ABSTAIN	☐

A vote FOR is recommenced by the Board of Directors

4.	In their discretion, on such other business as may properly come before the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES AND FOR PROPOSALS 2 AND 3.

Please sign this proxy exactly as your name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or in another representative capacity, please give full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

Dated: , 2005

(Signature)

(Signature, if held jointly)

Please Mark, Sign, Date, and Return this Proxy Card Promptly Using the Enclosed Envelope.